EXHIBIT 99.1

        CATHAY GENERAL BANCORP COMPLETES ACQUISITION OF NEW ASIA BANCORP

    LOS ANGELES, Oct. 18 /PRNewswire-FirstCall/ -- Cathay General Bancorp (Nasdaq: CATY), the holding company for Cathay Bank, announced today the completion of its acquisition of New Asia Bancorp, Inc. ("New Asia Bancorp"), the holding company for New Asia Bank. On July 6, 2006, Cathay entered into a merger agreement with New Asia Bancorp to acquire New Asia Bancorp and New Asia Bank, which is based in the Chicago area, for $23.46 million in cash and stock.
    Immediately following the completion of the acquisition of New Asia Bancorp, New Asia Bank was merged with and into Cathay Bank.

    ABOUT CATHAY GENERAL BANCORP
    Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates thirty branches in California, nine branches in New York State, one in Massachusetts, one in Houston, Texas, two in Washington State, three in Chicago, Illinois, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

SOURCE  Cathay General Bancorp
    -0-                             10/18/2006
    /CONTACT: Heng W. Chen of Cathay General Bancorp, +1-213-625-4752/ /Web site: http://www.cathaybank.com /